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                            LEGAL & COMPLIANCE, LLC

LAURA ANTHONY, ESQUIRE
STUART REED, ESQUIRE                               WWW.LEGALANDCOMPLIANCE.COM
     OF COUNSEL
                                                   DIRECT E-MAIL:
                                                   LAURAANTHONYPA@AOL.COM


December 23, 2009

Board of Directors
SunGame Corporation
501 Silverside Road, Suite 105
Wilmington Delaware 19809

Re: Registration on From S-1 (File No. 333-158946)

Ladies and Gentlemen:

     We have acted as special securities counsel to SunGame Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 6,400,000 shares of Common Stock for resale by those certain selling shareholders as named in the Registration Statement (collectively, the "Selling Shareholders") on the Company's Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission (the "Commission") on May 1, 2009 (as amended to date, the "Registration Statement").

     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, in connection with the Company's filing of Amendment No. 4 to the Registration Statement with the Commission on December __, 2009 and for no other purpose. The opinions herein are limited to the Federal laws of the United States of America and the applicable laws of the State of Delaware, including the Delaware Constitution, all applicable provisions of Delaware statutes and reported judicial decisions interpreting those laws. We express no opinion as to laws of any other jurisdiction.

     In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. Insofar as this opinion may relate to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

         330 CLEMATIS STREET, #217 O WEST PALM BEACH, FLORIDA - 33401 -
                     PHONE: 561-514-0936 - FAX 561-514-0832


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SunGame Corporation
December 23, 2009
Page 2



     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof.


     Sincerely yours,


     /s/ Laura E. Anthony
     --------------------------------
     Laura E. Anthony,
     For the Firm






         330 CLEMATIS STREET, #217 O WEST PALM BEACH, FLORIDA - 33401 -
                     PHONE: 561-514-0936 - FAX 561-514-0832